UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 10, 2006 (May 8, 2006)
Date of Report (Date of earliest event reported)

Mitcham Industries, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-25142 (Commission File Number)	76-0210849 (IRS Employer Identification No.)
8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342
(Address of principal executive offices) (Zip Code)
936-291-2277
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     In connection with a review of the Annual Report on Form 10-K for the year ended January 31, 2005 and Form 10-Q for the quarter ended October 31, 2005 of Mitcham Industries, Inc. (the “Company”), the Staff of the Securities and Exchange Commission (the “Staff”) issued a comment letter in which, among other things, the Staff commented on the classification of certain items in the Company’s Consolidated Statements of Cash Flows. As a result of these discussions with the Staff, the Company has restated its Consolidated Statements of Cash Flows as follows:
•	Historically, the Company has reflected cash flows from continuing operations within the operating, investing and financing categories and has aggregated operating, investing and financing cash flows from discontinued operations as a single line item in its Consolidated Statements of Cash Flows. The Company has now restated its Consolidated Statements of Cash Flows to reflect cash flows from discontinued operations within each category of operating, investing and financing activities.

•	The Company had also previously reported cash receipts from the sale of lease pool equipment as operating activities. The Company has now determined that cash receipts from the sale of used lease pool equipment should be classified as investing activities and the “Gross profit from sale of lease pool equipment” should be reflected as a deduction in operating activities.

•	Finally, the Company has reclassified certain of its investments in certificates of deposit from cash and cash equivalents to short-term investments.
     The latter reclassification results in a decrease in cash and cash equivalents for the quarters ended July 31, 2005 and October 31, 2005. However, none of the adjustments otherwise affect the Company’s reported revenues, net income, net income per share, total assets, shareholders’ equity, net increase in cash and cash equivalents, current cash or liquidity position for the restated periods or for the year ended January 31, 2006 as announced in our press release dated April 18, 2006. The adjustments also do not affect the Company’s compliance with the financial covenants under its credit facility.
     Also as a result of these discussions and adjustments, on May 8, 2006, the Audit Committee of the Company’s Board of Directors, upon the recommendation of management, concluded that the Company’s consolidated financial statements as of and for the years ended January 31, 2005 and 2004 and for each of the quarters of fiscal 2006 should no longer be relied upon because of the aforementioned presentation and classification errors in those financial statements. The Audit Committee also concluded that these consolidated financial statements should be restated to reflect these presentation changes.
     The restated financial statements for the fiscal years ended January 31, 2005 and 2004 and for the quarters ended April 30, 2005, July 31, 2005 and October 31, 2005 will be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006, which the Company expects to file with the SEC on May 10, 2006. A summary presentation of the financial effect of the planned restatements is presented below (amounts in thousands).

	Year Ended January 31,
	2004	2004	2005	2005
Consolidated Statement of Cash Flows	Original	Restated	Original	Restated
Net cash provided by (used in) operating activities	9,925	3,553	17,041	11,057
Net cash provided by (used in) investing activities	(3,635)	674	(6,045)	(73)
Cash, end of year	6,834	6,834	13,138	13,138

	Three-Month Period Ended		Six-Month Period Ended		Nine-Month Period Ended
	April 30, 2005		July 31, 2005		October 31, 2005
Consolidated Statement of Cash Flows	Original	Restated	Original	Restated	Original	Restated
Net cash provided by operating activities	819	211	5,961	4,708	8,059	6,095
Net cash provided by (used in) investing activities	(1,191)	(558)	(4,869)	(4,395)	(6,177)	(5,001)
Cash, end of period	12,229	12,229	13,807	12,807	15,196	14,196
     After reviewing and analyzing the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 99, “Materiality” and Accounting Principles Board Opinion No. 20, “Accounting Changes” and taking into consideration (1) the periods in which the errors occurred, (2) that the restatement adjustments did not impact revenues, net income, net income per share, total assets, shareholders’ equity, net increase in cash and cash equivalents (except with respect to the quarters ended July 31, 2005 and October 31, 2005), current cash or liquidity position, and (3) in the case of the temporary investment reclassification, the amounts involved, our management concluded that the control deficiencies that resulted in the restatement of our Consolidated Statements of Cash Flows do not represent a material weakness in our internal control over financial reporting. Following our identification of these control deficiencies, we have modified our process for preparing our statements of cash flows by performing a more thorough review of the classifications of our cash flows to comply with SFAS No. 95 “Statement of Cash Flows” and SFAS No. 102 “Statement of Cash Flows — Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale — An Amendment of FASB Statement No. 95.” In addition, we will continue to monitor GAAP developments and changes in our business to reduce the risk of classification errors in our statements of cash flows.
     The Audit Committee and management have discussed with Hein & Associates LLP, the Company’s independent registered public accountants, the matters disclosed in this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITCHAM INDUSTRIES, INC.
Date: May 10, 2006	By:	/s/ Michael A. Pugh
Michael A. Pugh
Executive Vice President – Finance and Chief Financial Officer

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